UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 3, 2009

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52385	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 95032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry Into a Material Definitive Agreement.

On March 3, 2009, Akeena Solar, Inc., a Delaware corporation (“Akeena”), entered into a Loan and Security Agreement (Cash Collateral Account) with Comerica Bank (the “2009 Bank Facility”).  The 2009 Bank Facility has a termination date of January 1, 2011, and replaces and entirely amends and restates the Loan and Security Agreement (Accounts and Inventory) between us and Comerica Bank dated January 29, 2007, as modified by the First Modification to Loan and Security Agreement dated as of June 26, 2007, the Second Modification to Loan and Security Agreement dated as of December 31, 2007 and the Third Modification to Loan and Security Agreement dated as of August 4, 2008 (together, the “2007 Credit Facility”).  Akeena has fully repaid the $17.2 million outstanding principal balance on the 2007 Credit Facility by using our restricted cash balance that was on deposit with Comerica.  The 2009 Bank Facility with Comerica has a limit of $1 million, subject to our obligation to maintain at all times cash collateral in an amount of $1 million as security for any borrowings we incur or any letters of credit issued on our behalf.  Outstanding loans under the 2009 Bank Facility will accrue interest at the rate of the reserve adjusted LIBOR Rate plus a margin of 2.15%.  Unused amounts of the commitments are subject to an unused commitment fee of 0.25% based on the unused amount.  The 2009 Bank Facility no longer includes an asset-based line of credit, and Comerica Bank has released its security interest in our inventory, accounts receivable, and other assets (other than the cash collateral account as provided in the 2009 Bank Facility).  The 2009 Bank Facility does not include any ongoing minimum net worth or other financial covenants with regard to Akeena, and we are fully in compliance with the terms of the 2009 Bank Facility.  We are currently in discussions with lending institutions regarding a replacement asset-based line of credit facility.

The foregoing is not a complete summary of the terms of the 2009 Bank Facility described in this Item 1.01, and reference is made to the complete text of the Loan and Security Agreement, filed herewith as an exhibit.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement (Cash Collateral Account)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 6, 2009

AKEENA SOLAR, INC.

By:	/s/ Gary R. Effren
Gary R. Effren,
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement (Cash Collateral Account), dated as of February 10, 2009